Exhibit 10.4

**  **  **  **  **    TERMS AND CONDITIONS   **  **  **  **  **

Group Name :	GREG TODD BASKETBALL	Valid Dates :	07Jul11-15Jul11
Auth. Number :	A7971AU	Revision Number :	3
Contract ID :	HLW2709101301	Contract Issued :	27Sep10
Contract Type:	Guaranteed Fare

**  TICKETING  INFORMATION  **

-  Electronic ticketing is required, otherwise a paper ticket charge will apply.

-  Tickets may be purchased through the agency of record, or by calling AA Meeting Services at 1-800-433-1790. For AA ticketing, the form of payment must be money order, certified/cashier check, valid credit card.  A separate $20.00 USD Res service charge will apply per ticket, (subject to change).  For Airport purchase the service charge is $30.00 USD per ticket, (subject to change).  For purchase outside the US50/Canada the amounts will vary by country currency.

-  Under the Secure Flight program, the Transportation Security Administration (TSA) requires American Airlines to collect Secure Flight Passenger Data (SFPD).  This includes a passenger's full name (as it appears on their government-issued ID they plan to travel with), date of birth, gender, and TSA issued Redress Number (if applicable). AADVANTAGE members are strongly encouraged to save their SFPD to their account profile by going to  www.aa.com/MyAccount. For more information about the Secure Flight program,  visit www.aa.com/secureflight   or www.tsa.gov/secureflight.  Ticketing Agency is responsible for adding all Secure Flight Passenger Data.

-  AADVANTAGE members may accrue mileage on Group & Meeting Travel contracts subject to the rules of the AADVANTAGE program.

-  AADVANTAGE upgrades are allowed after ticketing, subject to the rules of the AADVANTAGE program.

-  0.00 dollar (no value) ticketing is allowed against both zone and guaranteed fares only where travel is to/from Mexico, the Caribbean (including SJU, STT and STX), Latin America, Europe, India, China and the Pacific. Travel is allowed on American Airlines, American Eagle, AmericanConnection, and oneworld Alliance Partners only. Issue the ticket with the passenger coupon reflecting no value ($0.00) and the auditor portion showing the contracted base fare with all applicable taxes, charges and surcharges. Fare calc line must appear on auditor coupon. No commission or mark-up can appear in the commission box.  Any value showing in the commission box will result in a debit memo. All ticket issuance and/or changes must be made by contracting agency.

-  Please contact your Ticketing Help Desk for any ticketing instructions.

**  AGENCY  RESERVATION/BOOKING  REQUIREMENTS **

-  Reservations/Bookings created by any agency under the terms of this agreement must have the following statement, including your contract Authorization Number, in the General Facts field of the PNR:  AA CONTRACT BOOKING AXXXXXX.  Failure to provide this information will result in auto-cancellation of unticketed space.

Example:  "AA Contract Booking AXXXXXX"

**  AGENCY  CLAIM  INSTRUCTIONS  **

-  Reservations created specifically for this agreement may be claimed once the authorization number has been assigned.  Agencies ticketing on Sabre may claim once the PNR is created.

-  Pre-reserve seats, names and electronic ticketing will be done by the claiming agency.

-  Do not remove or alter the corporate name field.

-  Itinerary changes, other than simple schedule changes, must be done by American Airlines Group & Meeting Travel.

**  DISCOUNT  INFORMATION **

-  Valid for percentage discount travel from all markets where American Airlines, American Eagle, AmericanConnection Service and all oneworld Alliance Partners (collectively "American Airlines") provide service.  Travel is not valid on codeshare flights operated by Alaska Airlines or Horizon Air.

-  Not valid in conjunction with any other discount.

-  AA must be the governing carrier.

-  The use of American Airlines codeshare requires that one segment of the itinerary be on AA metal.

-  Discounts not valid on Zone fares.

**  CONTRACTOR/AGENCY  AGREES  **

-  Tickets issued against this agreement constitutes an understanding of the terms and conditions.

-  To inform passengers that all taxes, and charges are the responsibility of passenger, and will be collected at time of ticketing or departure.

-  All checked, excess, oversized, and/or overweight baggage and equipment charges apply. Certain aircraft limitations may apply. Box/Baggage embargoes may apply.

-  Contractor/Agency assumes full responsibility for disclosing and obtaining customer acceptance for any agency handling or processing charges added at time of ticketing.

**  ADVERTISING  **

-  Copies of all promotional material prepared by Contractor or by Official Travel Agency must be approved in writing by American Airlines prior to use of the material.

-  Contractor is responsible for advising group travelers of the available savings. Sample verbiage for advertising the meeting discount is available through Group & Meeting Travel.

**  CONTRACT  INFORMATION  **

-  All added seats to block space agreements count towards utilization.

-  A collection letter/debit memo will be used to collect any deposit penalties that exceed the deposit collected or waived.

-  Either party may cancel this agreement with thirty days written notice.  Notice of cancellation does not release contractor of applicable block-space utilization and/or penalty requirements.

-  Contractor or official agency must keep the financial terms of this agreement confidential.

-  AA reserves the right to cancel this agreement immediately upon any breach of this agreement by the Contractor and the fares offered will no longer be available to members of the group covered herein.

-  This agreement, together with any attachment(s) will be governed by the laws of the state of Texas, supersedes all prior oral or written representations, constituting the entire understanding of all parties.  Any legal action arising in whole or in part out of this agreement shall be filed and adjudicated only in the state or federal courts located in Fort Worth, Texas.

-  AA reserves the right to change equipment or schedules and Contractor shall release and waive any claim against AA regarding cancellation or schedule change.  AA shall attempt to reaccommodate passengers on another AA flight.  AA will follow standard industry policies for reaccommodation after ticketing.

-  AA shall not be liable to perform under this agreement when such failure is caused by a cessation in AA's service to the contracted destination city or by circumstances beyond its reasonable control including, but not limited to accidents, strikes, walkouts, or other labor disturbances, weather, acts of God, public enemies, war or acts of any government authority.

-  Travel is valid on American Airlines, American Eagle and AmericanConnection Service. Air transportation provided is subject to the transporting carriers contract of carriage rules and tariff in effect on date of travel.  All terms of this contract apply to AA, American Eagle and AmericanConnection Service unless otherwise stated.

-  Any disputes related to this agreement must be filed within 60 days from the last day of travel.